Exhibit 23.1.

Hillary CPA Group

Certificate Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Vibe Ventures, Inc.

Guangzhou, PR China

We hereby consent to the use in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated September 24, 2014, relating to the balance sheets of Vibe Ventures, Inc. (the “Company”) for the periods ended October 31, 2013 and October 31, 2012 and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

Dated: October 20, 2014

__/s/ David Lee Hillary, Jr.

David Lee Hillary, Jr.

5797 East 169th Street, Suite 100

Noblesville, IN

46062 317-222-1416